Exhibit 5.1

                           WEIL, GOTSHAL & MANGES LLP
                         A LIMITED LIABILITY PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS
                                767 FIFTH AVENUE
                               NEW YORK, NY 10153
                                  212-310-8000
                               (FAX) 212-310-8007


                                February 16, 2000


Suburban Propane Partners, L.P.
One Suburban Plaza
240 Route 10 West
Whippany, New Jersey 07981-0206

Ladies and Gentlemen:

                     We have acted as counsel to Suburban Propane Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 10,000,000 common units of the Partnership, representing limited partner interests in the Partnership (the "Common Units"), which may be issued pursuant to the Partnership's Registration Statement on Form S-4 (Registration No. 333-95097) (the "Registration Statement") from time to time in connection with the Partnership's acquisition of other businesses, assets or securities in amounts, at prices and on terms to be determined at the time of such acquisitions.

                     In so acting, we have examined such statutes, regulations, partnership and corporate records, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Partnership, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

                     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been established, we have relied upon certificates or comparable documents of officers and representatives of the Partnership.



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February 16, 2000
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                     Based on the foregoing, and subject to the qualifications
stated herein, we are of the opinion that, when appropriate partnership action has been taken to authorize the issuance of the Common Units as consideration for the acquisition of other businesses, assets or securities and such Common Units have been issued and paid for in accordance with the terms of such partnership action and the partnership agreement as then in effect, such Common Units will be duly authorized, validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the matters described in the prospectus contained in the Registration Statement, as amended or supplemented (the "Prospectus"), under the caption "Risk Factors - Risks Inherent in an Investment in Suburban - Unitholders may not have limited liability in certain circumstances and may be liable for the return of certain distributions" - and - "Unitholders may have liability to repay distributions."

                     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Opinions" in the Prospectus.




                                        Very truly yours,

                                        /s/ Weil, Gotshal & Manges LLP